Exhibit 4.2

INVESTORS’ RIGHTS AGREEMENT

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6.2	Governing Law	23
6.3	Counterparts	23
6.4	Titles and Subtitles	23
6.5	Notices	23
6.6	Amendments and Waivers	24
6.7	Severability	24
6.8	Aggregation of Stock	24
6.9	Additional Investors	25
6.10	Entire Agreement	25
6.11	Dispute Resolution	25
6.12	Delays or Omissions	25
6.13	Acknowledgment	26

Schedule A	-	Schedule of Investors

Schedule B	-	Schedule of Key Holders

Exhibit A	-	Form of Noncompetition and Nonsolicitation Agreement

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INVESTORS’ RIGHTS AGREEMENT

THIS INVESTORS’ RIGHTS AGREEMENT is made as of the 30th day of July, 2013, by and among Apellis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and each of the investors listed on Schedule A hereto, each of which is referred to in this Agreement as an “Investor”, and each of the stockholders listed on Schedule B hereto, each of whom is referred to herein as a “Key Holder” and any Additional Purchaser (as defined in the Purchase Agreement) that becomes a party to this Agreement in accordance with Section 6.9 hereof.

RECITALS

WHEREAS, certain of the Investors (the “Existing Investors”) hold shares of the Company’s Series A Preferred Stock, Series B Preferred Stock and/or shares of Common Stock issued upon conversion thereof and possess information rights, preemptive rights, and other rights pursuant to that certain Second Amended and Restated Stockholders Agreement dated as of July 29, 2011, by and between the Company and such Investors (the “Prior Agreement”); and

WHEREAS, the Existing Investors are holders of at least a majority of the Outstanding Shares (as defined in the Prior Agreement), and desire to amend and restate the Prior Agreement in its entirety and to supersede the Prior Agreement by this Agreement, the Right of Refusal and Co-Sale Agreement and the Voting Agreement; and

WHEREAS, certain of the Investors are parties to that certain Series C Preferred Stock Purchase Agreement of even date herewith between the Company and certain of the Investors (the “Purchase Agreement”), under which certain of the Company’s and such Investors’ obligations are conditioned upon the execution and delivery of this Agreement;

NOW, THEREFORE, in consideration of mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that the relevant sections of the Prior Agreement shall be amended, restated, superseded and replaced in its entirety by this Agreement, and the parties to this Agreement further agree as follows:

1. Definitions. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

1.2 “Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

1.3 “Competitor” means a Person engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in development of complement inhibitorsfor indicators presently considered by the Company, but shall not include any financial investment firm or collective investment vehicle that, together with its Affiliates, holds less than 20% of the outstanding equity of any Competitor and does not, nor do any of its Affiliates, have a right to designate any members of the Board of Directors of any Competitor.

1.4 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.5 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Stock, including options and warrants.

1.6 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.7 “Excluded Registration” means (i) a registration relating-to the sale of securities to employees of the Company or a subsidiary pursuant to a stock option, stock purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered.

1.8 “Excluded Securities” means (i) Common Stock issued as a stock dividend to holders of Common Stock or upon any subdivision of shares of Common Stock; (ii) Preferred Stock issued as a stock dividend to holders of Preferred Stock or upon any subdivision of shares of Preferred Stock; (iii) the issuance of shares of Common Stock, or options exercisable therefor, including options outstanding on the date of this Agreement, issued or issuable to current or former employees, officers or directors of, or consultants or advisers to, the Company pursuant to stock purchase or stock option plans or similar arrangements approved by the Board of Directors; (iv) securities issued or issuable in connection with a bona fide non-equity financing transaction (e.g. equipment financing arrangements and bank lines of credit) that is approved by the Board of Directors; (v) securities issued solely in consideration for the acquisition (whether by merger or otherwise) by the Company or any of its subsidiaries of all or substantially all of the stock or assets of any other entity in a transaction that is approved by the Board of Directors; (vi) shares of Common Stock issued in a Qualified IPO; (vii) securities issued to a strategic partner in connection with a development, collaboration or other similar agreement that is approved by the Board of Directors; or (viii) securities issued, sold or exchanged by the Company as to which the holders of at least a majority of the shares of the Series B Preferred Stock and the Series C Preferred Stock, voting together, has elected to designate as Excluded Securities.

1.9 “FOIA Party” means a Person that, in the reasonable determination of the Board of Directors, may be subject to, and thereby required to disclose non-public information furnished by or relating to the Company under, the Freedom of Information Act, 5 U.S.C. 552 (“FOIA”), any state public records access law, any state or other jurisdiction’s laws similar in intent or effect to FOIA, or any other similar statutory or regulatory requirement.

1.10 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.11 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.12 “GAAP” means generally accepted accounting principles in the United States.

1.13 “Holder” means any holder of Registrable Securities who is a party to this Agreement.

1.14 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.15 “Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

1.16 “IPO” means the Company’s first underwritten public offering of its Common Stock under the Securities Act.

1.17 “Key Employee” means any executive-level employee (including division director and vice president-level positions) as well as any employee who, either alone or in concert with others, develops, invents, programs, or designs any Company Intellectual Property (as defined in the Purchase Agreement).

1.18 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.19 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.20 “Preferred Stock” means, collectively, shares of the Company’s Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

1.21 “Qualified IPO” means a firm commitment underwritten public offering of shares of Common Stock at a price per share equal to at least $3.75 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock), pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $40,000,000 of gross proceeds, net of underwriting discounts and commissions, to the Company.

1.22 “Registrable Securities” means (i) the Common Stock issuable or issued upon conversion of the Preferred Stock; (ii) any Common Stock, or any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by the Investors after the date hereof; and (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any shares for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.23 “Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.24 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof.

1.25 “SEC” means the Securities and Exchange Commission.

1.26 “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

1.27 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.28 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.29 “Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

1.30 “Series A Preferred Stock” means shares of the Company’s Series A Preferred Stock, par value $0.0001 per share.

1.31 “Series B Preferred Stock” means shares of the Company’s Series B Preferred Stock, par value $0.0001 per share.

1.32 “Series C Directors” means those members of the Board of Directors who are designated pursuant to Section l(b)(i) of the Voting Agreement and elected by holders of Series C Preferred Stock in accordance with Subsection 3.2 Part B of Article Fourth of the Company’s Fourth Amended and Restated Certificate of Incorporation (as amended and in effect from time to time).

1.33 “Series C Preferred Stock” means shares of the Company’s Series C Preferred Stock, par value $0.0001 per share.

2. Registration Rights. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of (i) five (5) years after the date of this Agreement or (ii) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a request from Holders of a majority of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to the Registrable Securities then outstanding having an anticipated aggregate offering price of at least $5,000,000, then the Company shall (x) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Holders other than the Initiating Holders; and (y) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Holders, file a Form S-l registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from Holders of at least thirty percent (30%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Holders having an anticipated aggregate offering price, net of Selling Expenses, of at least $1,000,000, then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Holders other than the Initiating Holders; and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Holders, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by notice given by each such Holder to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3. There shall be no limit to the aggregate number of registrations that the Company may be required to effect pursuant to this Section 2.1(b); provided, however, that the Company shall not be required to effect more than one (1) registration pursuant to this Section 2.1(b) in any 12-month period.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than thirty (30) days after the request of the Initiating Holders is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period ; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such thirty (30) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a)(i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a); or (iii) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, “any registration pursuant to Section 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) if the Company has effected one registration pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Subsection 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Subsection 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Subsection 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any of its securities under the Securities Act in connection with the public offering of such securities solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Subsection 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Subsection 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Initiating Holders, subject only to the reasonable approval of the Company. In such event, the right of any Holder to include such Holder’s Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the managing underwriter(s) advise(s) the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Holders of Registrable Securities, including the Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Holder or in such other proportion as shall mutually be agreed to by all such selling Holders; provided, however, that the number of Registrable Securities held by the Holders to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

(b) In connection with any offering involving an underwriting of shares of the Company’s securities pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering, or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Holders may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Holder that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Holder, or the estates and Immediate Family Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Holder,” and any pro rata reduction with respect to such “selling Holder” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Holder,” as defined in this sentence.

(c) For purposes of Subsection 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Holder refrains, at the request of an underwriter of Common Stock (or other securities) of the Company, from selling any securities included in such registration, and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to 30 days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Holders; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSEP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-l of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Holder’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements of one counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

(e) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form).

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder; provided that this limitation shall not apply to any additional Investor who becomes a party to this Agreement in accordance with Subsection 69.

2.11 Market Stand-off Agreement. Each Holder hereby agrees that it will not, without the prior written consent of the managing underwriter, during the period commencing on the date of the final prospectus relating to the IPO and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, which period may be extended upon the request of the managing underwriter, to the extent required by any NASD or FINRA rules, for an additional period of up to 20 days if the Company issues or proposes to issue an earnings or other public release within 20 days of the expiration of the 180-day lockup period), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Stock held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall apply only to the IPO, shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, and shall only be applicable to the Holders only if all officers and directors holders of more than one percent (1%) of the Company’s outstanding Common Stock (after giving effect to conversion into Common Stock of all outstanding Preferred Stock) are subject to similar agreements. The underwriters in connection with the IPO are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Holder further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto.

2.12 Restrictions on Transfer.

(a) The Preferred Stock and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Holder will cause any proposed purchaser, pledgee, or transferee of the Preferred Stock and the Registrable Securities

held by such Holder to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate or instrument representing (i) the Preferred Stock, (ii) the Registrable Securities, and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any stock split, stock dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c) The holder of each certificate representing Restricted Securities, by acceptance thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder’s intention to effect such sale, pledge, or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate or instrument evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate shall not bear such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(a) the closing of a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation;

(b) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares without limitation during a three-month period without registration; and

(c) as to any Holder, such time at which all shares held by such Holder have been registered for resale under the Securities Act pursuant to an effective registration statement on Form S-l or Form S-3 filed thereunder and disposed of in accordance with the registration statement covering them; and

(d) as to any Holder, such time at which any shares held by such Holer are converted into shares of Common Stock pursuant to the terms of Subsection 5A of Part B of Article Fourth of the Company’s Fourth Amended and Restated Certificate of Incorporation (as amended and in effect from time to time).

3. Financial Information and Reporting.

3.1 Delivery of Financial Statements. The Company shall deliver to each Investor:

(a) as soon as practicable, but in any event within ninety (90) days after the end of each fiscal year of the Company, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Subsection 3.1(d)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of regionally recognized standing selected by the Company and approved by the Board of Directors, which approval must include including the Preferred Directors (as defined in the Voting Agreement);

(b) as soon as practicable, but in any event within forty-five (45) days after the end of each of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable after the end of each of the first three (3) quarters of each fiscal year of the Company, a statement showing the number of shares of each class and series of capital stock and securities convertible into or exercisable for shares of capital stock outstanding at the end of the period, the Common Stock issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Stock and the exchange ratio or exercise price applicable thereto, and the number of shares of issued stock options and stock options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct; and

(d) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board of Directors and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company.

If, for any period, the Company has any subsidiary whose accounts are consolidated with those of the Company, then in respect of such period the financial statements delivered pursuant to the foregoing sections shall be the consolidated and consolidating financial statements of the Company and all such consolidated subsidiaries.

Notwithstanding anything else in this Section 3.1 to the contrary, the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date thirty (30) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

3.2 Inspection. The Company shall permit each Investor, at such Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Termination of Information Rights. The covenants set forth in Section 3.1 and Section 3.2 shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified IPO, or (ii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first. In addition, each of such covenants set forth in Section 3.1 and Section 3.2 shall terminate as to any Investor upon the date on which all of such Investor’s shares of Preferred Stock are converted to Common Stock pursuant to, and in accordance with, the Company’s Certificate of Incorporation.

3.4 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.4; (iii) to any existing or prospective Affiliate, partner, member, stockholder, or wholly owned subsidiary of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

4. Rights to Future Stock Issuances.

4.1 Right of First Offer. Subject to the terms and conditions of this Subsection 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Investor and to each holder of Series B Preferred Stock who hold the number of shares of Preferred Stock equal to at least 1% of the total shares of Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities) (collectively, the “Rights Investors”) that is an “accredited investor” (as defined Rule 501(a) under the Securities Act). A Rights Investor shall be entitled to apportion the right of first offer hereby granted to it in such proportions as it deems appropriate, among (i) itself, (ii) its Affiliates and (iii) its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Rights Investor (“Investor Beneficial Owners”); provided that, each such Affiliate or Investor Beneficial Owner: (x) is not a Competitor or FOIA Party, unless such party’s purchase of New Securities is otherwise consented to by the Board of Directors, and (y) agrees to enter into this Agremeent and each of the Voting Agreement and Right of First Refusal and Co-Sale Agreement of even date herewith among the Company, the Rights Investors and the other parties named therein, as an “Investor” under each such agreement (provided that, any Competitor or FOIA Party shall not be entitled to any rights as an Investor under Subsections 3.1, 3.2 and 4.1 hereof). For the avoidance of doubt, an Investor that is not an “accredited investor” shall not have any right to be offered or to purchase New Securities from the Company pursuant to this Section 4.

(a) The Company shall give notice (the “Offer Notice”) to each Rights Investor, stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Rights Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Stock then held by such Rights Investor (including all shares of Common Stock then issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held by such Rights Investor) bears to the total Common Stock of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Stock and other Derivative Securities). At the expiration of such twenty (20) day period, the Company shall promptly notify each Rights Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Investor”) of any other Rights Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities for which Rights Investors were entitled to subscribe but that were not subscribed for by the Investors which is equal to the proportion that the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Stock and any other Derivative Securities then held, by such Fully Exercising Investor bears to the Common Stock issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Stock and any other Derivative Securities then held, by all Fully Exercising Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Subsection 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Subsection 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Subsection 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Rights Investors in accordance with this Subsection 4.1.

(d) The right of first offer in this Subsection 4.1 shall not be applicable to (i) Excluded Securities; (ii) shares of Common Stock issued in an IPO; and (iii) the issuance of shares of Series C Preferred Stock in the Second Tranche Closing (as defined in the Purchase Agreement) pursuant to Section 1.1(c) of the Purchase Agreement.

(e) Notwithstanding any provision hereof to the contrary, in lieu of complying with the provisions of this Subsection 4.1, the Company may elect to give notice to the Rights Investors within thirty (30) days after the issuance of New Securities. Such notice shall describe the type, price, and terms of the New Securities. Each Rights Investor shall have twenty (20) days from the date notice is given to elect to purchase up to the number of New Securities that would, if purchased by such Rights Investor, maintain such Rights Investor’s percentage-ownership position, calculated as set forth in Subsection 4.1(b) before giving effect to the issuance of such New Securities.

4.2 Termination. The covenants set forth in Subsection 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of a Qualified IPO, or (ii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first. In addition, the covenants set forth in Section 4.1 shall terminate as to any Investor as of the date such Rights Investor no longer holds any shares of the capital stock of the Company and, if applicable to an Investor, the provisions of Sections 4.1 shall terminate with respect to such Rights Investor upon the date on which such Rights Investor’s shares of Preferred Stock are converted to Common Stock pursuant to, and in accordance with, the Company’s Certificate of Incorporation.

5. Additional Covenants.

5.1 Insurance. The Company shall use its commercially reasonable efforts to obtain, within ninety (90) days of the date hereof, from financially sound and reputable insurers Directors and Officers liability insurance and term “key-person” insurance on Cedric Francois and Pascal Deschatelets, each in an amount and on terms and conditions satisfactory to the Board of Directors, and will use commercially reasonable efforts to cause such insurance policies to be maintained until such time as the Board of Directors determines that such insurance should be discontinued. The key-person policy shall name the Company as loss payee, and neither policy shall be cancelable by the Company without prior approval by the Board of Directors. Each Key Holder hereby covenants and agrees that, to the extent such Key Holder is named under such key-person policy, such Key Holder will execute and deliver to the Company, as reasonably requested, a written notice and consent form with respect to such policy.

5.2 Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement and (ii) each Key Employee to enter into a one (1) year noncompetition and nonsolicitation agreement, substantially in the form approved by the Board of Directors, in the form attached hereto as Exhibit A. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted stock agreement between the Company and any employee, without the unanimous consent of the Series C Directors.

5.3 Employee Stock. Unless otherwise approved by the Board of Directors, including the Series C Directors, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Subsection 2.11. In addition, unless otherwise approved by the Board of Directors, the Company shall retain a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.4 Qualified Small Business Stock. The Company shall use commercially reasonable efforts to cause the shares of Series C Preferred Stock, as well as any shares into which such shares are converted, within the meaning of Section 1202(f) of the Internal Revenue Code (the “Code”), to constitute “qualified small business stock” as defined in Section 1202(c) of the Code; provided, however, that such requirement shall not be applicable if the Board of Directors of the Company determines, in its good-faith business judgment, that such qualification is inconsistent with the best interests of the Company or with the terms and conditions of this Agreement, the Right of Refusal and Co-Sale Agreement or the Voting Agreement. The Company shall submit to its stockholders (including the Investors) and to the Internal Revenue Service any reports that may be required under Section 1202(d)(1)(C) of the Code and the regulations promulgated thereunder. In addition, within twenty (20) business days after any Investor’s written request therefor, the Company shall, at its option, either (i) deliver to such Investor a written statement indicating whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code or (ii) deliver to such Investor such factual information in the Company’s possession as is’ reasonably necessary to enable such Investor to determine whether (and what portion of) such Investor’s interest in the Company constitutes “qualified small business stock” as defined in Section 1202(c) of the Code.

5.5 Matters Requiring Investor Director Approval. So long as the holders of Series C Preferred Stock are entitled to elect Series C Directors, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of both of the Series C Directors:

(a) make, or permit any subsidiary to make, any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;

(b) make, or permit any subsidiary to make, any loan or advance to any Person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors;

(c) guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;

(d) make any investment inconsistent with any investment policy approved by the Board of Directors;

(e) incur any aggregate indebtedness in excess of $200,000 that is not already included in a budget approved by the Board of Directors, other than trade credit incurred in the ordinary course of business;

(f) otherwise enter into or be a party to any transaction with any director, officer, or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such Person, except for transactions contemplated by this Agreement and the Purchase Agreement; transactions resulting in payments to or by the Company in an aggregate amount less than $60,000 per year;

(g) hire, terminate, or change the compensation of the executive officers, including approving any option grants or stock awards to executive officers;

(h) change the principal business of the Company, enter new lines of business, or exit the current line of business;

(i) sell, assign, license, pledge, or encumber material technology or intellectual property, other than licenses granted in the ordinary course of business; or

(j) enter into any corporate strategic relationship involving the payment, contribution, or assignment by the Company or to the Company of money or assets greater than $100,000.

5.6 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors. The Company shall have established, or to the extent not already in place, shall cause to be established, as soon as practicable after the date hereof, and will maintain, an audit and compensation committee, each of which shall consist solely of non-management directors. Each Board committee shall include at least one Series C Director.

5.7 Successor Indemnification. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, its Certificate of Incorporation, or elsewhere, as the case may be.

5.8 Expenses of Counsel. In the event of a transaction which is a Sale of the Company (as defined in the Voting Agreement of even date herewith among the Investors and the Company), the reasonable fees and disbursements of one counsel for the Investors (“Investor Counsel”), in their capacities as stockholders, shall be borne and paid by the Company. At the outset of considering a transaction which, if consummated would constitute a Sale of the Company, the Company shall obtain the ability to share with the Investor Counsel (and such counsel’s clients) and shall share the confidential information (including without limitation the initial and all subsequent drafts of memoranda of understanding, letters of intent and other transaction documents and related noncompete, employment, consulting and other compensation agreements and plans) pertaining to and memorializing any of the transactions which, individually or when aggregated with others would constitute the Sale of the Company. The Company shall be obligated to share (and cause the Company’s counsel and investment bankers to share) such materials when distributed to the Company’s executives and/or any one or more of the other parties to such transaction(s). In the event that Investor Counsel deems it appropriate, in its reasonable discretion, to enter into a joint defense agreement or other arrangement to enhance the ability of the parties to protect their communications and other reviewed materials under the attorney client privilege, the Company shall, and shall direct its counsel to, execute and deliver to Investor Counsel and its clients such an agreement in form and substance reasonably acceptable to Investor Counsel. In the event that one or more of the other party or parties to such transactions require the clients of Investor Counsel to enter into a confidentiality agreement and/or joint defense agreement in order to receive such information, then the Company shall share whatever information can be shared without entry into such agreement and shall, at the same time, in good faith work expeditiously to enable Investor Counsel and its clients to negotiate and enter into the appropriate agreement(s) without undue burden to the clients of Investor Counsel.

5.9 Indemnification Matters. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each a “Fund Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their affiliates (collectively, the “Fund Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Fund Director are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Fund Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Fund Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Fund Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Fund Director), without regard to any rights such Fund Director may have against the Fund Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Fund Indemnitors on behalf of any such Fund Director with respect to any claim for which such Fund Director has sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Fund Director against the Company.

5.10 Most Favored Nation. If, at any time during the twelve (12) months following the Second Tranche Closing, the Company grants registration rights, information * rights, rights of first offer, price-based antidilution protection, protective voting provisions or other similar rights (the “Enhanced Investor Rights”) to any Person (a “Future Investor”) in connection with debt or equity financing of the Company after the date hereof involving the sale or issuance of additional series of Preferred Stock or of securities convertible into or exercisable for additional series of Preferred Stock (a “Future Financing”), the Company shall extend such rights to each Purchaser (as defined in the Purchase Agreement) on the same basis granted to the Future Investors; provided, that the Purchasers need not participate in any Future Financings as a condition to obtaining or exercising any Enhanced Investor Rights.Termination of Covenants. The covenants set forth in this Section 5, except for Sections 5.7 and 5.8, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Company’s Certificate of Incorporation, whichever event occurs first.

6. Miscellaneous.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that (i) is an Affiliate of a Holder; (ii) is a Holder’s Immediate Family Member or trust for the benefit of an individual Holder or one or more of such Holder’s Immediate Family Members; or (iii) after such transfer, holds at least 1% of the Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations, and other recapitalizations); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement, including the provisions of Section 2.11. For the purposes of determining the number of shares of Registrable Securities held by a transferee, the holdings of a transferee (1) that is an Affiliate or stockholder of a Holder; (2) who is a Holder’s Immediate Family Member; or (3) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member shall be aggregated together and with those of the transferring Holder; provided further that all transferees who would not qualify individually for assignment of rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices, or taking any action under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement shall be governed by the internal law of the State of Delaware.

6.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail or facsimile during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; or (iii) three (3) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on Schedule A or Schedule B (as applicable) hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, facsimile number, or address as subsequently modified by written notice given in accordance with this Subsection 6.5. If notice is given to the Company, a copy shall also be sent to Frost Brown Todd LLC, The Pinnacle at Symphony Place, 150 3rd Avenue South, Suite 1900, Nashville, TN 37201, Attention: David O. Watson, Esq., Facsimile: (615) 251-5551, and if notice is given to Stockholders, a copy shall also be given to Bingham McCutchen LLP, One Federal Street, Boston, MA 02110, Attention: Michael K. Barron, Esq., Facsimile: (617) 951-8736.

6.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majorityof the Registrable Securities then outstanding; provided that the Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and provided further that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction). Further, this Agreement may not be amended, and no provision hereof may be waived, in each case, in any way which would adversely affect the rights of the Key Holders hereunder in a manner disproportionate to any adverse effect such amendment or waiver would have on the rights of the Investors hereunder, without also the written consent of the holders of at least a majority of the Registrable Securities held by the Key Holders. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Subsection 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances,’ shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company issues additional shares of the Company’s Series C Preferred Stock after the date hereof, whether pursuant to the Purchase Agreement or otherwise, any purchaser of such shares of Series C Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter shall be deemed an “Investor” for all purposes hereunder. No action or consent by the Investors shall be required for such joinder to this Agreement by such additional Investor, so long as such additional Investor has agreed in writing to be bound by all of the obligations as an “Investor” hereunder.

6.10 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Right of First Refusal and Co-Sale Agreement and the Voting Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect.

6.11 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the state courts of Delaware or the United States District Court for the District of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its properly is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED FN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.12 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

6.13 Acknowledgment. The Company acknowledges that certain of the Investors are in the business of venture capital investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

APELLIS PHARMACEUTICALS, INC.

By:	/s/ Cedric Francois
Name:	Cedric Francois
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KEY HOLDERS:

Signature:	/s/ Pascal Deschatelets
Name:	PASCAL DESCHATELETS

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

DONALD ANGIER T/U/W

By:	/s/ Donald Keyser
Name:	DONALD KEYSER
Title:	VICE PRESIDENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Benon Group Ltd.

By:	/s/ Stefan Breitenstein
Name:	Stefan Breitenstein
Title:	Director

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

SAMUEL CABOT ART. 2B TRUST

By:	/s/ Donald Keyser
Name:	DONALD KEYSER
Title:	VICE PRESIDENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Michele Morris Carballude
Name:	MICHELE MORRIS CARBALLUDE
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Annette R. Carroll /s/ John Rowan Carroll
Name:	Annette R. Carroll John Rowan Carroll
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Brian T. Dolan
Name:	Brian T. Dolan
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Alicia Du Bois
Name:	Ms. Alicia Du Bois
Title:	29th of July 2013

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Barry Fox
Name:	Barry Fox
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Michael E. Gellert
Name:	MICHAEL E. GELLERT
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Donald Keyser
Name:	DONALD KEYSER FOR HERMITAGE TRUST
Title:	TRUSTEE

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Donald Keyser
Name:	DONALD A. KEYSER
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

LOWESTOFT COMPANY

By:	/s/ Oliver F. Ames, Jr.
Name:	OLIVER F. AMES, JR.
Title:	PARTNER

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

For and on behalf of
MORNINGSIDE VENTURE INVESTMENTS LIMITED

By:	/s/ Raymond Long Sing Tang /s/ Alice Li
Name:
Title:	Authorized Signatures

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ N. Scherer
Name:	N. SCHERER
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

ALBERT STONE 2005 TRUST

By:	/s/ Albert Stone
Name:	ALBERT STONE
Title:	TRUSTEE

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ John H. van Merkersteijn III
Name:	John H. van Merkersteijn III
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Herbert A. Wagner
Name:	HERBERT A. WAGNER REV TRUST
	By:	HERBERT A. WAGNER
	Title:	TRUSTEE

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ A. Sinclair Dunlop
Name:	A. SINCLAIR DUNLOP
Title:	MANAGING PARTNER

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Robert Scherer
Name:	ROBERT SCHERER
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Jacques Nauer
Name:	JACQUES NAUER
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Beryl L. Snyder
Name:	Beryl L. Snyder
Title:	Principal

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Gabriel Coscas
Name:	COSCAS G
Title:	Prof MD

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Christophe Du Bois
Name:	Christophe Du Bois
Title:	MR.
JULY 29th 2013

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

GP Murdock

By:	/s/ Gregory Murdock
Name:	Gregory P. Murdock IRA
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

GP Murdock

By:	/s/ Gregory Murdock
Name:	Saunders Murdock Assoc. LLC
Title:	Manager

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

Saunders Capital Group LLC

By:	/s/ Robert S. Saunders
Name:	Robert S. Saunders
Title:	Manager

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Marie-Claude Bernal
Name:	MARIE-CLAUDE BERNAL
Title:	INVESTOR

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Mark S. Kristoff
Name:	MARK S. KRISTOFF
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Bernard Darty
Name:	Bernard Darty
Title:

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

INVESTORS:

By:	/s/ Adin Campbell Murray
Name:	Adin Campbell Murray

SCHEDULE A

Investors

Morningside Venture Investments Limited

Attn: Louise Garbarino

2nd Floor, Le Prince de Galles

3-5 Avenue des Citronniers

MC 98000, Monaco

T: 011-377-97-97-47-37

F: 011-377-97-97-47-30

lgarbarino@thc-mgt.mc

Michael Gellert

750 Third Avenue, Suite 3300

New York, NY 10017

2011 Robert de Rothschild Family Trust

1251 Avenue of the Americas, 51st Floor

New York, NY 10020

Robert de Rothschild

1251 Avenue of the Americas, 51st Floor

New York, NY 10020

Robert Scherer

Private Client Bank, Utoquai 55

P.O. Box 835

CH-8034 Zurich

Switzerland

Benon Group, Ltd.

Lenz & Staehelin, ATTN: Silvia Helbing

Bleicherweg 58

Zurich

8027

Switzerland

Edmund A. Hajim

730 Fifth Avenue, 15th Floor

New York, NY 10019

Cogut Family Partnership VII

c/o Pegasus

99 River Road

Cos Cob, CT 06807

Kentucky Science & Technology Corporation

200 West Vine Street, Suite 420

Lexington, KY 40507

Jacques Nauer

Loretohöhe 5

Zug

6300

Switzerland

Nathalis Scherer

c/o Robert Scherer

Private Client Bank, Utoquai 55

P.O. Box 835

CH-8034 Zurich

Switzerland

John van Merkensteijn

211 Central Park West, Apt. 2G

New York, NY 10024

Christophe Du Bois

Avenue de L’Horizon N 19

1150 Brussels

Belgium

Rock Spring Ventures, LP

7910 Woodmont Avenue

Suite 1210

Bethesda, MD 20814

Estate of Harold Snyder

1965 Broadway, Apt. 21B

New York, NY 10023

Annette R. Carroll and John Rowan Carroll

1251 Winwood Drive

Lake Forest, IL 60045

Lowestoft Co.

c/o Fiduciary Trust Co. - D+K

175 Federal Street

Boston, MA 02110

Mark Kristoff

35 Father Peters Lane

New Caanan, CT 06840

Alan K. Docter

101 Worth Avenue

Apt. 5A

Palm Beach, FL 33480

Gabriel Coscas

113 Boulevard Saint Germain

75006 Paris

France

SAI, LLC

Aufman Associates

2200 Georgetown Drive

Sewickley, PA 15143

Brian T. Dolan

2770 E. Cedar Avenue

Denver, CO 80209

Ross Bhappu and Candy Bhappu

19333 E. Briarwood Place

Centennial, CO 80016

Saunders Murdock & Associates

9960 Corporate Campus Drive

Suite 3300

Louisville, KY 40223

Christina Lee Brown

6501 Longview Lane

Louisville, KY 40220

Mary Moss Greenbaum

2233 Douglass Blvd.

Louisville, KY 40205

Barry M. Fox

12 East 88th Street, PH

New York, NY 10125

Gregory P. Murdock IRA

34 Gould Road

Arlington, MA 02476

Lewis and Bonnie Taffer

195 Hudson Street, 3A

New York, NY 10013

Saunders Capital Group LLC

9960 Corporate Campus Drive

Suite 3306

Louisville, KY 40223

Herbert Wagner Revocable Trust

Michael Lynch

186 Alewife Brook Pkwy.

Cambridge, MA 02138

Hermitage Trust

James Benoit

P.O. Box 1037

Marion, WA 02738

Donald Angier T/U/W

c/o Fiduciary Trust Co. - D+K

175 Federal Street

Boston, MA 02110

Albert Stone 2005 Trust

c/o Donald A. Keyser, Fiduciary Trust Company

175 Federal Street

Boston, MA 02110

Samuel Cabot - Art. 2B Trust

c/o Fiduciary Trust Co. - D+K

175 Federal Street

Boston, MA 02110

Michelle Morris and Alfredo Carballude

2902 Eminence Road

Hancock, NY 10023

Donald Keyser

114 Larch Road

Cambridge, MA 02138

SCHEDULE B

Key Holders

Cedric Francois

Potentia Pharmaceuticals, Inc.

6400 Westwind Way

Suite A

Crestwood, KY 4001

Pascal Deschatelets

Potentia Pharmaceuticals, Inc.

6400 Westwind Way

Suite A

Crestwood, KY 40014

EXHIBIT A

Form Of Noncompetition and Nonsolicitation Agreement

NONCOMPETITION, NONDISCLOSURE

AND DEVELOPMENTS AGREEMENT

This Noncompetition, Nondisclosure and Developments Agreement (“Agreement”), made as of [MONTH] [DAY], [YEAR], is entered into by Apellis Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 6400 Westwind Way, Suite A, Crestwood, KY 40014 (the “Company”), and                     (the “Employee”).

NOW, THEREFORE, as a condition of, and in consideration of, the initial and continued employment of the Employee and of the mutual covenants and promises contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confidential Information.

(a) Confidential Information. The Employee agrees that the Employee shall not, either during the Employee’s employment with the Company, any of its subsidiaries or any parent or holding company of the Company (the Company and each such subsidiary, parent and holding company, a “Related Company” and collectively, the “Related Companies”) or at any time thereafter, except as required in the performance of the Employee’s services for the Company or any other Related Company, (i) use or disclose or divulge any Confidential Information or (ii) remove or aid in the removal from the premises of any Related Company any Confidential Information or any property or material relating thereto.

(b) Delivery of Material. Upon the Company’s request at any time and for any reason, the Employee shall immediately deliver to the Company all materials (including all soft and hard copies) in the Employee’s possession which contain or relate to Confidential Information.

(c) Customer Lists. The Employee acknowledges and agrees that all lists of current and prospective customers and vendors of, and any other parties having material business relations with, the Company or any other Related Company developed before, during or after the course of the Employee’s employment with the Company or any other Related Company are, and shall continue to be, the sole and exclusive property of such Related Company and that the Employee neither has, nor shall have, any right, title or interest therein. The Employee further acknowledges and agrees that such lists are and must continue to be confidential, and are not readily accessible to any competitor of any Related Company.

(d) Former Employer Information. During the Employee’s term of employment with the Company or any other Related Company, the Employee will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and the Employee will not bring onto the premises of any such Related Company, any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

65

(e) Definition. For the purposes of this Agreement, “Confidential Information” means all trade secrets and all other information of a business, financial, marketing, technical or other nature relating to the business of any Related Company including, without limitation, any customer or vendor lists, prospective customer names, financial statements and projections, trade secrets, know-how, pricing policies, operational methods, methods of doing business, technical processes, formulae, characteristics, assays, raw data, scientific preclinical or clinical data, records, databases, formulations, clinical protocols, designs and design projects, inventions, computer hardware, software programs, business plans and projects pertaining to any Related Company and including any information of others that any Related Company has agreed to keep confidential; provided, that Confidential Information shall not include any information that has entered or enters the public domain through no fault of the Employee.

2. Noncompetition and Nonsolicitation Covenants. The Employee agrees that the Employee shall not, during the period in which the Employee is employed by any Related Company and for one year thereafter:

(a) directly or indirectly, individually or as a consultant to, or employee, officer, director, stockholder, partner or other owner or participant in any business entity, other than a Related Company, engage in or assist any other person or entity to engage in any business that seeks to develop or commercialize any diagnostic measures or treatments for ocular indications or any diagnostic measures or treatments based on complement inhibition for, during or at the time of termination of the Employee’s employment, anywhere in the United States, the European Union, Japan and anywhere else in the world where any Related Company does business; or

(b) directly or indirectly, individually or as a consultant to, or employee, officer, director, stockholder, partner or other owner or participant in any business entity solicit, divert or take away, or attempt to solicit, divert or take away from any Related Company, or offer employment or any consultant position to, or otherwise interfere with the business relationship of any Related Company with, (i) any person who is, or was within the one year period immediately prior to the termination of the Employee’s employment with the Company (or any other Related Company), employed by or associated with any Related Company or (ii) any person or entity who is, or was within the one year period immediately prior to the termination of the Employee’s employment with the Company (or any other Related Company), a customer or client of, supplier to or other party having material business relations with any Related Company.

3. Inventions and Grants.

(a) All inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, grant applications, proposals, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein (collectively, the “Developments”) made by the Employee, either alone or in conjunction with others, at any time or at any place during the Employee’s employment with the Company (or any other Related Company), whether or not reduced to writing or practice during such period of employment, which relate to the business in which any Related Company is

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engaged or in which any Related Company intends to engage, shall be the exclusive property of the Company without any further compensation to the Employee. All Developments which are copyrightable work and relate to the business of any Related Company during such Employee’s employment with any Related Company are intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Company. The Employee shall promptly disclose such Developments to the Company. To the extent that such Developments are not the property of the Company by virtue of this Agreement, operation of law or otherwise, the Employee shall, at the request and expense of the Company, and hereby does transfer and assign all of the Employee’s rights to such Developments to the Company and will assist the Company and its nominees in every way, at the Company’s expense, to secure, maintain and defend the Company’s rights in such Developments. The Employee shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent of the United States or any foreign country which the Company desires to file. The Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney-in-fact (which designation and appointment shall be deemed coupled with an interest and shall survive the Employee’s death or incapacity), to act for and in the Employee’s behalf to execute and file any such applications, extensions or renewals (and any copyright or other applications, extensions or renewals relating to the Developments) and to do all other lawfully permitted acts to further the prosecution and issuance of such letters patent or other such similar documents (including any copyright or other applications, extensions or renewals relating to the Developments) with the same legal force and effect as if executed by the Employee.

(b) Attached hereto as Exhibit A is a list of all inventions, modifications, discoveries, designs, developments, improvements, processes, software programs, works of authorship, documentation, formulae, data, techniques, know-how, secrets or intellectual property rights or any interest therein made by the Employee prior to the Employee’s employment with the Company or any other Related Company (collectively referred to as “Prior Inventions”), which belong to the Employee and which relate to the business of the Company or any other Related Company, and which are not assigned to the Company hereunder; or, if no such list is attached, the Employee represents that there are no such Prior Inventions. If in the course of the Employee’s employment with any Related Company, the Employee incorporates into a Related Company product, process, or machine a Prior Invention owned by the Employee or in which the Employee has an interest, such Related Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, transferable, perpetual, worldwide license to make, have made, modify, use, sell and exploit such Prior Invention as part of or in connection with such product, process, or machine to the extent the Employee is legally entitled to grant such license.

(c) The Employee hereby agrees to keep and maintain adequate and current written records of all Developments made, developed, conceived or reduced to practice by such Employee (solely or jointly with others) during the term of the Employee’s employment with the Company or any Related Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

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(d) The Employee agrees that the Employee shall not, during the period in which the Employee is employed by a Related Company or at any time thereafter, directly or indirectly, individually or as a consultant to, or employee, officer, director, stockholder, partner, or other owner or participant in any entity, request or cooperate with the transfer to any person or entity of any grant or other award, or of funds, projects, equipment, or activities related to or deriving from any grant or other award, which has been applied for or awarded entirely or in part to a Related Company either as sole or joint applicant (collectively “Grant”). Should Employee cease to be employed by a Related Company before expiration or termination of any Grant on which Employee is listed as principal investigator (“PI”) or co-PI, or should Employee resign or be removed as PI or co-PI on any Grant, Employee agrees upon the request of such Related Company to use best efforts to assist the Related Company in transferring Employee’s responsibilities as PI or co-PI to another employee of the Related Company acceptable to the agency or other entity that awarded the Grant or in identifying and recruiting an individual acceptable to the agency or other entity that awarded the Grant to replace Employee as PI or co-PI. The Related Company shall pay Employee’s reasonable expenses associated with provision of such assistance.

4. Injunctive and Other Equitable Relief, etc. The Employee acknowledges that the services to be rendered by the Employee under the terms of this Agreement are of a special, unique and extraordinary character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law. The Employee further acknowledges that the restrictions contained in this Agreement are necessary for the protection of the business and goodwill of the Company or any Related Company and are reasonable for such purpose and that breach of his or her obligations under Sections 2 or 3 of this Agreement will cause irreparable harm. By this reason, the Employee consents and agrees that if the Employee violates any of the provisions of this Agreement, the Company or any other Related Company shall be entitled, in addition to any other remedies it may have at law, to the remedies of injunction, specific performance and other equitable relief for such a violation by the Employee. This Section 4 shall not, however, be construed as a waiver of any of the rights which the Company or any other Related Company may have for damages or otherwise.

5. Other Agreements. The Employee represents and warrants that the Employee’s performance of all the terms of this Agreement and as an employee of any Related Company does not and will not breach any other employment, consulting, noncompetition, nondisclosure, confidentiality or other agreement to which the Employee is a party or by which the Employee is bound.

6. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 6.

7. Not a Contract of Employment; Notification of New Employer. The Employee understands that this Agreement does not constitute a contract of employment or give the Employee any rights to employment or continued employment with any Related Company.

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In the event that the Employee is no longer an employee of the Company, the Employee consents to notification by the Company to the Employee’s new employer or its agents regarding the Employee’s rights and obligations under this Agreement.

8. Governing Law; Severability. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Kentucky. This Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision hereof shall be prohibited or invalid under any such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating or nullifying the remainder of such provision or any other provisions of this Agreement. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provisions shall be construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by applicable law. The Employee hereby consents to (a) service of process, and to be sued, in the State of Kentucky and (b) to the jurisdiction of the federal and state courts located within the State of Kentucky, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of the Employee’s obligations hereunder, and the Employee expressly waives any and all objections he or she may have as to venue in any such courts.

9. Photographs. The Employee hereby acknowledges and agrees that any Related Company which employs or employed the Employee may use photographs of the Employee (whether or not the Employee is identified by name) during and after the Employee’s employment with such Related Company in connection with the reasonable business purposes of such Related Company.

10. Miscellaneous. The terms and conditions of this Agreement shall apply to the Employee’s employment with the Company and/or any other Related Company, and each subsidiary, parent or holding company of the Company shall be an intended third party beneficiary of this Agreement. As used in this Agreement, the terms “employment,” “employ” or words of similar import shall include any period in which the Employee is a consultant to any Related Company. No delay or omission by the Company (or any other Related Company) in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by any Related Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion. No waiver of this Agreement or any provision hereof shall be binding upon the party against whom enforcement of such waiver is sought unless it is made in writing and signed by or on behalf of such party. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective heirs, executors and administrators, successors and permitted assigns, except that the obligations of the Employee hereunder are personal and may not be assigned without the Company’s prior written consent. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement. This

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Agreement may be executed in any number of counterparts, including counterparts by facsimile, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

APELLIS PHARMACEUTICALS, INC.

By
Pascal Deschatelets, PhD, COO

By

[Signature Page to Noncompetition, Nondisclosure, and Developments Agreement]

EXHIBIT A

Prior Invention	Date	Identification Number or Brief Description